Filed Pursuant to Rule 433

Registration No. 333-142796

Issuer Free Writing Prospectus dated May 10, 2007

Relating to Preliminary Prospectus dated May 10, 2007

ORACLE CORPORATION

Floating Rate Notes due May 14, 2009

Issuer:	Oracle Corporation
Principal Amount:	$1,000,000,000
Maturity:	May 14, 2009
Coupon:	3 Month USD LIBOR plus 0.02%
Price to Public:	100%
Interest Payment and Reset Dates:	February 14, May 14, August 14, and November 14, commencing August 14, 2007
Day Count Convention	Actual/360
Trade Date:	May 10, 2007
Settlement Date:	May 15, 2007 (T+3)
Denominations	$2,000 x $1,000
Ratings:	A2/A/A, Moody’s/S&P/Fitch
Underwriters:	J.P. Morgan Securities Inc.

Floating Rate Notes due May 14, 2010

Issuer:	Oracle Corporation
Principal Amount:	$1,000,000,000
Maturity:	May 14, 2010
Coupon:	3 Month USD LIBOR plus 0.06%
Price to Public:	100%
Interest Payment and Reset Dates:	February 14, May 14, August 14, and November 14, commencing August 14, 2007
Day Count Convention	Actual/360
Trade Date:	May 10, 2007
Settlement Date:	May 15, 2007 (T+3)
Denominations	$2,000 x $1,000
Ratings:	A2/A/A, Moody’s/S&P/Fitch
Underwriters:	J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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